Exhibit (s)(3)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK FLOATING RATE INCOME TRUST

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated January 9, 2023 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated December 28, 2022 is 11,000,000 common shares of beneficial interest (the “Offering”). The Base Prospectus and Prospectus Supplement, in the forms filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on January 3, 2023 and January 9, 2023, respectively, are the final prospectus relating to the Offering.